EXHIBIT 10.1

CONTRIBUTION AGREEMENT

by and between

3035 NORTH SHADELAND ASSOCIATES LIMITED PARTNERSHIP,
a Massachusetts limited partnership (“Contributor”),

and

PLYMOUTH INDUSTRIAL OP, LP,

a Delaware limited partnership (“Plymouth”)

Dated July 27, 2017

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Rules of Construction	6
ARTICLE II ACQUISITION OF THE PROPERTY		6
2.1	Acquisition of the Property	6
2.2	Contribution Price	6
2.3	Closing	7
ARTICLE III EARNEST MONEY; TITLE REVIEW; INSPECTION PERIOD		11
3.1	Earnest Money	11
3.2	Title and Survey	12
3.3	Inspection Period	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES; COVENANTS		13
4.1	Contributor’s Representations and Warranties	13
4.2	Plymouth’s Representations and Warranties	18
4.3	Covenants of Contributor	19
4.4	Survival	20
4.5	Further Assurances	21
4.6	Conditions Precedent	21
4.7	AS-IS	22
4.8	Limitations	24
ARTICLE V REMEDIES AND INDEMNITIES		24
5.1	Plymouth’s Remedies	24
5.2	Contributor’s Remedies	25
5.3	Attorneys’ Fees	25
5.4	Survival	25
ARTICLE VI RISK OF LOSS, DESTRUCTION, AND CONDEMNATION		25
6.1	Risk of Loss	25
6.2	Damage	26
6.3	Condemnation	26

ARTICLE VII REAL ESTATE COMMISSIONS AND FEES		26
7.1	Brokerage Fees	26
ARTICLE VIII NOTICES		27
8.1	Writing Required	27
8.2	Effect	27
8.3	Addresses	27
ARTICLE IX ASSIGNMENT		28
9.1	Assignability	28
ARTICLE X MISCELLANEOUS		28
10.1	Consent or Approval	28
10.2	Entire Agreement	28
10.3	Captions	28
10.4	Counterparts	28
10.5	Governing Law	29
10.6	Counsel	29
10.7	Severability	29
10.8	Time of Essence	29
10.9	Time for Performance	29
10.10	Waiver	29
10.11	Liability	29
10.12	Information and Audit Cooperation	29
ARTICLE XI CONFIDENTIALITY		30
11.1	Confidential Matters	30
EXHIBIT A	LEGAL DESCRIPTION OF THE PREMISES

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of the 27th day of July, 2017 (the “Effective Date”), by and between 3035 NORTH SHADELAND ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Contributor”), and PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership (“Plymouth”).

RECITALS

WHEREAS, Contributor is the owner of good and indefeasible title to the fee simple absolute estate in the Premises (hereinafter defined); and

WHEREAS, Contributor desires to sell, and Plymouth desires to acquire, all of the Property (hereinafter defined) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contributor and Plymouth hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1       Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Earnest Money” has the meaning assigned to it in Section 0.

“Affiliate” means, with respect to any Person, a second Person that, directly or indirectly, is controlled by, controls, or is under common control with such first Person. For purposes of the foregoing, “control” of any Person means the power, direct or indirect, to direct the management and policies of such Person, whether by the ownership of voting securities or other beneficial interest, by contract, or otherwise.

“Agreement” means this Contribution Agreement, together with (1) all exhibits described or referred to in this Contribution Agreement, all of which are incorporated into this Contribution Agreement by reference for all pertinent purposes, and (2) all renewals, extensions, or amendments of this Contribution Agreement or any of the described exhibits.

“Anti-Terrorism Laws” shall mean all laws, ordinances, codes, regulations, and orders of governmental agencies and departments relating to terrorism or money laundering, including, without limitation, (1) Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001), (2) the USA Patriot Act, (3) the laws, ordinances, codes, regulations, and orders comprising or implementing the Bank Secrecy Act, and (4) the laws, ordinances, codes, regulations, and orders administered by the United States Treasury Department’s Office of Foreign Asset Control, as any of the foregoing may from time to time be amended, renewed, extended, or replaced.

“Appurtenances” has the meaning assigned to it in the definition of “Property.”

“Best of Contributor’s Knowledge” means the actual (as opposed to deemed, imputed or constructive) knowledge of Peter F. Murphy.

“Best of Plymouth’s Knowledge” means the actual (as opposed to deemed, imputed or constructive) knowledge of Pendleton P. White, Jr.

“Blocked Person” means any of the following: (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person with which Plymouth is prohibited by any Anti-Terrorism Law from dealing or otherwise engaging in any transaction; (4) a Person that supports, engages in, or conspires to, attempts to, or intends to engage in, “terrorism” as defined in Executive Order No. 13224, or engages in or conspires, attempts, or intends to engage in any transaction that violates, evades, or avoids, or has the purpose of violating, evading, or avoiding, or attempts or intends to violate, evade, or avoid, any of the prohibitions set forth in any Anti-Terrorism Law; (5) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (6) a Person who is affiliated or associated with a Person listed above.

“Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in New York, New York, are authorized by law to be closed. For the avoidance of doubt, all references in this Agreement to “day(s)” shall mean calendar day(s) and not Business Day(s).

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning assigned to it in Section 0.

“Closing Price” has the meaning assigned to it in Section 0.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning assigned to it in Section 0.

“Contribution Price” means the amount of Sixteen Million Eight Hundred Seventy-Five and No/100 Dollars ($16,875,000.00).

“Contributor Partners” means, collectively, Farlow Road Associates L.P., Partridge Road Associates L.P. and Meredith Murphy.

“Damages” means all factors that make up the total amount which a party may recover under applicable law; provided, however, that such term shall not include any indirect or consequential damages of any party, including, without limitation, lost profits.

“Earnest Money” has the meaning assigned to it in Section 0.

“Effective Date” has the meaning assigned to it in the Preamble.

“Environmental Laws” means all federal, state or commonwealth, and local laws, regulations, statutes, codes, rules, resolutions, directives, orders, executive orders, consent orders, guidance from regulatory agencies, policy statements, judicial decrees, standards, permits, licenses, and ordinances, or any judicial or administrative interpretation of any of the foregoing, pertaining to the protection of land, water, air, health, safety, or the environment, whether now or in the future enacted, promulgated, or issued, including the laws of the state where the Property is located.

“Governmental Requirement” means any law, ordinance, rule, regulation, standard, or guideline of the United States, State of Indiana, City of Indianapolis, or any other political subdivision in which the Property is located, or any other political subdivision, agency, or instrumentality exercising jurisdiction over Contributor or the Property.

“Hazardous Substances” includes any substances, chemicals, materials, or elements that are prohibited, limited, or regulated by the Environmental Laws, or any other substances, chemicals, materials or elements that are defined as “hazardous” or “toxic,” or otherwise regulated, under the Environmental Laws. The term Hazardous Substances shall also include any substance, chemical, material, or element (1) defined as a “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601, et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, and as further amended from time to time, and regulations promulgated thereunder; (2) defined as a “regulated substance” within the meaning of Subtitle I of the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i), as amended from time to time, and regulations promulgated thereunder; (3) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act (33 U.S.C. § 1321), as amended from time to time, and the regulations promulgated thereunder, or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317), as amended from time to time, and the regulations promulgated thereunder; (4) defined as “hazardous,” “toxic,” or otherwise regulated, under any Environmental Laws adopted by the state in which the Property is located, or its agencies or political subdivisions; (5) which is petroleum, petroleum products, ethanol, methyl tertiary butyl ether, or derivatives or constituents of any of the foregoing; (6) which is asbestos or asbestos-containing materials; (7) the presence of which requires notification, investigation, or remediation under any Environmental Laws or common law; (8) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; (9) the presence of which on adjacent properties would constitute a trespass by the owner of the Property; (10) which is urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials; (11) which is lead base paint or lead base paint-containing materials; (12) which are polychlorinated biphenyls or polychlorinated biphenyl-containing materials; (13) which is radon or radon-containing or producing materials; (14) which is or contains excessive moisture, mildew, mold, microbial contamination, microbial growth, or other fungi, or biological agents that can or are known to produce mycotoxins or other bioaerosols, such as antigens, bacteria, amoebae, and microbial organic compounds or other similar matter, in each case that poses a risk to human health or the environment, or negatively impacts the value of the Property; or (15) which by any laws of any governmental authority requires special handling in its collection, storage, treatment, or disposal.

“Improvements” has the meaning assigned to it in the definition of “Property.”

“Initial Earnest Money” has the meaning assigned to it in Section 0.

“Initial Extension Period” has the meaning assigned to it in Section 0.

“Initial Inspection Period” has the meaning assigned to it in Section 0.

“Inspection Period” has the meaning assigned to it in Section 0.

“Instruments of Conveyance” means the documents described in Section 0. of this Agreement.

“Leases” has the meaning assigned to it in the definition of “Property.”

“Lender” means Wells Fargo Bank, N.A.

“Loan” means that certain loan in the current principal amount of approximately $7,519,000 that was made by the Lender to Contributor and that is secured by the Property.

“Loan Documents” means any and all documents evidencing, governing, or securing the Loan.

“Operating Contracts” means all management, maintenance, construction, commission, architectural, parking, supply or service contracts, warranties, guarantees, and bonds and other agreements related to the Property that will remain in existence after Closing to the extent only that each is approved by Plymouth in advance in writing from time to time.

“Partnership Agreement” has the meaning assigned to it in Section 0.

“Partnership Unit” has the meaning assigned to it in Section 0.

“Permitted Exceptions” means Taxes which are a lien not yet due and payable, all Title Exceptions to which Plymouth has not timely furnished Plymouth’s Title Objections, and all Title Objections which Plymouth has waived or accepted pursuant to the provisions of this Agreement.

“Person” or “person” means a natural person or any corporation, trust, limited liability company, partnership, association, or other entity.

“Personal Property” has the meaning assigned to it in the definition of “Property.”

“Plymouth REIT” has the meaning assigned to it in Section 0.

“Premises” has the meaning assigned to it in the definition of “Property.”

“Property” means, collectively, (i) that certain real property identified as Shadeland 1-70 Business Park, located at 3035-3169 North Shadeland Avenue, Indianapolis, IN 46226, as legally described on 0 attached hereto (the “Premises”); (ii) all buildings, structures, and improvements situated on the Premises and all fixtures, cabling, and other property affixed thereto (the “Improvements”); (iii) all leases and tenancies affecting the Premises (the “Leases”); (iv) all machinery, equipment, furnishings, furniture, signage, and other tangible personal property of every kind and character that is owned by, or accessible to, Contributor and used or usable in connection with the ownership, maintenance, and operation of the Premises, regardless of its location (the “Personal Property”); and (v) all the rights and appurtenances pertaining to the Premises, including all water and mineral rights, all rights in and to wastewater capacity and other utility capacity allocated to the Premises, rights under any reciprocal easement agreements, access agreements, or other recorded or unrecorded instruments benefiting or pertaining to the Premises, any right, title, or interest of Contributor in and to easements, adjacent or contiguous tracts, strips, gores, streets, alleys, or rights-of-way, any reversionary rights attributable to the Premises, any condemnation awards made or to be made in lieu thereof, and any awards for damage to the Premises by reason of a change of grade of any highway, street, road, or avenue (the “Appurtenances”).

“Records” has the meaning assigned to it in Section 0.

“Rent” means all amounts to be paid by Tenants to the owner of the Property pursuant to the Leases as consideration for the Tenants’ right to occupy the Property.

“Rent Roll” means the rent roll prepared by Contributor in the ordinary course of its business.

“Taxes” means real estate taxes, personal property taxes, and other state, city, county, or school district taxes, charges, and assessments assessed against the Property, or any portion thereof.

“Tenant” means any person occupying any portion of the Property pursuant to a Lease.

“Title Commitment” means a current Commitment for Owner’s Policy of Title Insurance issued by the Title Company on behalf of the Title Underwriter on the form currently promulgated by the American Land Title Association, including a special tax search and judgment lien search.

“Title Company” means Land Services USA, Inc. as agent for First American Title Insurance Company (the “Title Company”), at 1 South Church Street, Suite 300, West Chester, Pennsylvania 19382, Attn: Eileen Christian, Telephone: (484) 885-2899, Facsimile: (610) 429-3149, e-mail: EChristian@lsutitle.com.

“Title Exceptions” means liens, mortgages, security interests, encumbrances, pledges, assignments, claims, charges, leases (surface, space, mineral, or otherwise), conditions, restrictions, options, rights of first refusal, restrictive covenants, exceptions, easements (temporary or permanent), rights-of-way, encroachments, overlaps, or other outstanding claims, interests, estates, or equities of any nature which affect title to the Property, or any portion thereof.

“Title Objections” means Plymouth’s written objections to one or more of the Title Exceptions.

“Title Policy” means an extended coverage ALTA Owner’s Policy (06-17-06) issued by the Title Company on behalf of the Title Underwriter in which Plymouth is named as the insured, the amount of insurance is equal to the Contribution Price, the estate or interest in the Premises is stated to be fee simple, record title is stated to be vested in Plymouth, the standard printed exceptions are deleted or as set out in the Title Commitment, and the remaining exceptions shown in Schedule B are limited to the Permitted Exceptions.

“Title Underwriter” means First American Title Insurance Company.

“Transfer” has the meaning assigned to it in Section 0.

1.2       Rules of Construction.

A.       In this Agreement, “any” will be construed as “any and all,” and “including” will be construed as “including, but not limited to.”

B.       Words of any gender used in this Agreement will be construed to include any other gender, and words in the singular will be construed to include the plural, and vice versa, unless the context requires otherwise.

ARTICLE II
ACQUISITION OF THE PROPERTY

2.1       Acquisition of the Property. Subject to the further terms and conditions of this Agreement, Contributor agrees to contribute and convey to Plymouth, and Plymouth agrees to acquire and to accept from Contributor, all of the Property for the Contribution Price at the Closing.

2.2       Contribution Price.

A.       The Contribution Price shall be paid to Contributor as follows: at the Closing, (1) the Contribution Price shall be adjusted to account for the prorations and other closing costs as provided in this Agreement (it being acknowledged and agreed that any closing costs and expenses required to be paid by Contributor pursuant to this Agreement, including, without limitation, the Construction Credit (as hereinafter defined), the Cawley Fee (as hereinafter defined) and those costs imposed on Contributor pursuant to Section 2.3D.1 below, may, at Contributor’s option, be paid by Plymouth and the Contribution Price shall be adjusted accordingly), (2) 440,789 Partnership Units (as defined below) shall be issued to Contributor (it being agreed upon that such Partnership Units have an aggregate value of $8,375,000 and that such number of Partnership Units was calculated by dividing $8,375,000 by $19.00, which is the agreed-upon price of one share of common stock, par value $0.01 per share (“Common Stock”), of Plymouth Industrial REIT, Inc., a Maryland corporation (“Plymouth REIT”)), (3) the amount owed by Contributor to the Lender pursuant to the Loan Documents, including, without limitation, all unpaid principal and accrued but unpaid interest thereon and any pre-payment penalties or brokerage charges, up to but not exceeding the Contribution Price, as adjusted after giving effect to clauses (1) and (2) above, shall be disbursed by the Title Company to the Lender for the account of Contributor by wire transfer of readily available funds to the account designated in writing by the Lender at the Closing, and (4) the balance of the Contribution Price, if any, after giving effect to clauses (1), (2), and (3) above, shall be paid to Contributor in the form of cash. In the event that after the payment of the Contribution Price as aforesaid, the amount owed by Contributor to the Lender pursuant to the Loan Documents has not been fully paid, Contributor shall fully pay to the Lender the entire unpaid balance thereof. For purposes hereof, the term “Partnership Unit” has the meaning assigned to such term in the Partnership Agreement.

B.       Commencing one (1) year after the Closing Date, at the election of the Contributor Partners, the Partnership Units shall be redeemable for cash or, at the election of the General Partner of Plymouth (or an affiliate), the General Partner of Plymouth (or an affiliate) may purchase the Partnership Units for cash or Common Stock, as provided in that certain Amended and Restated Agreement of Limited Partnership of Plymouth Industrial OP, LP, as amended (the “Partnership Agreement”).

C.       To the extent available under then-applicable law, the parties intend to treat the transactions contemplated by this Agreement for federal income tax purposes as a contribution under Section 721 of the Code followed by a cash distribution by Plymouth to Contributor in an amount equal to the sum of the amount paid to Lender and the cash paid to Contributor under Section 0. The Tax Protection Agreement in the form of Error! Reference source not found. attached hereto shall be executed by Contributor, the Contributor Partners and Plymouth at the Closing.

2.3       Closing.

A.       The Closing will take place through an escrow with the Title Company, or at such other location upon which Contributor and Plymouth mutually agree, at 10:00 a.m. Eastern Time on August 3, 2017; provided, however, that Plymouth may extend the Closing pursuant to Section 0. The date on which the Closing takes place is referred to as the “Closing Date.”

B.       At the Closing, Contributor shall do, or shall cause to be done, the following:

1.       Contributor shall execute, acknowledge (if necessary), and deliver to the Title Company or Plymouth the following Instruments of Conveyance in order to convey title to the Property to Plymouth:

(a)       The Premises and Improvements shall be conveyed by a Special Warranty Deed in the form of Error! Reference source not found. attached hereto (the “Deed”), conveying good and indefeasible title in fee simple to the Premises and Improvements, subject only to the Permitted Exceptions;

(b)       The Leases shall be assigned by an Assignment and Assumption of Leases in substantially the form of Error! Reference source not found. attached hereto;

(c)       The Personal Property shall be conveyed by a Bill of Sale in substantially the form of Error! Reference source not found. attached hereto;

(d)       Any Operating Contracts shall be assigned by an Assignment and Assumption of Operating Contracts in substantially the form of Error! Reference source not found. attached hereto.

2.       Contributor shall execute and deliver to the Title Company or Plymouth a Certificate of Non-Foreign Status substantially in the form of Error! Reference source not found. attached hereto.

3.       A notice of sale letter in a form reasonably acceptable to Plymouth shall be executed by Contributor, shall be delivered by Contributor to each of the Tenants, and shall direct each Tenant to pay all Rent and other payments to Plymouth and its successors and assigns.

4.       Contributor shall execute and deliver to Plymouth a certificate wherein Contributor shall represent that the representations and warranties of Contributor that are contained in this Agreement are true and correct in all material aspects as of the Closing Date as if made on and as of the Closing Date, except to the extent of changes disclosed in such certificate in which event the terms of Section 0 may apply.

5.       Contributor shall deliver to Plymouth a current Rent Roll.

6.       Contributor shall deliver to Plymouth a copy of each Lease, including all modifications, amendments, and guarantees thereof.

7.       Contributor shall execute and deliver to Plymouth a joinder to the Partnership Agreement (in the form prescribed by the Partnership Agreement) and such other documents and instruments as reasonably determined to be appropriate by Plymouth to reflect the admission of Contributor to Plymouth as a limited partner thereof.

8.       Contributor and the Contributor Partners shall execute and deliver to Plymouth the Tax Protection Agreement in the form of Error! Reference source not found. attached hereto.

9.       Contributor shall deliver possession of the Property to Plymouth, subject to the Leases.

10.       Contributor shall deliver to Plymouth all keys and master keys to all locks located on the Property, properly tagged for identification, as well as combinations, card keys, and cards for the security systems, if any, and to the extent in Contributor’s possession.

11.       Contributor shall deliver to Plymouth a copy of all records of account and such other data and documents in Contributor’s possession as to operations of the Property that has not previously been delivered.

12.       Contributor shall execute and deliver such other documents as may reasonably be necessary for Contributor to carry out the provisions of this Agreement.

13.       Contributor shall execute and deliver or obtain for delivery to the Title Company such evidence of existence and authority and title affidavits as may be reasonably required by the Title Company to issue the Title Policy.

14.       Contributor shall pay all costs allocated to Contributor pursuant to this Agreement.

15.       Contributor shall transfer, or cause to be transferred, into the name of Plymouth any utilities for the Property that are in the name of the Contributor.

16.       Contributor shall transfer and assign or credit all Security Deposits to Plymouth at the Closing.

C.       At the Closing, Plymouth shall do, or shall cause to be done, the following:

1.       Plymouth shall pay the Contribution Price in the manner and in the amounts set forth in Section 0.

2.       Plymouth shall execute and deliver to the Title Company evidence of existence and authority and title affidavits as may be reasonably required by the Title Company to issue the Title Policy.

3.       Plymouth shall pay all costs allocated to Plymouth pursuant to this Agreement.

4.       Plymouth shall execute and deliver to Contributor the Tax Protection Agreement in the form of Error! Reference source not found. attached hereto.

D.       Income, expenses, costs, and other similar matters shall be allocated, and amounts to be paid at Closing shall be adjusted, as follows:

1.       Contributor shall be responsible for and shall pay the cost of the Title Policy (including the cost of any special deletions from standard printed exceptions on the Title Policy), and one-half of the closing fees and escrow fees charged by the Title Company. Plymouth shall be responsible for and shall pay the cost for any special endorsements to the Title Policy required by Plymouth, all transfer and/or conveyance fees or taxes, the deed recording fees, and one-half of the closing fees and escrow fees charged by the Title Company. Except to the extent otherwise permitted in Section 0 hereof, Contributor and Plymouth will be responsible for the fees and expenses of their respective attorneys.

2.       Real estate, ad valorem, and personal property taxes, sewer rents and charges, and other state, county and municipal taxes, charges, and assessments (special or otherwise), on the basis of the fiscal year for the actual year of Closing regardless of the year for which the same are assessed and on a cash basis, shall be adjusted between Contributor and Plymouth and shall be prorated on a per diem cash basis as of midnight of the day preceding the Closing Date. If the rate of any such taxes, charges, or assessments shall not be fixed prior to the Closing, the adjustment thereof at the Closing shall be upon the basis of the rate for the preceding fiscal year applied to the latest assessed valuation (or other basis of valuation). At the Closing, all prorations of such taxes, charges, and assessments shall constitute full settlement between Contributor and Plymouth. Notwithstanding the foregoing, to the extent any Tenant is responsible to pay directly, or reimburse Contributor for, any such taxes, charges, or assessments (rather than paying monthly estimated amounts to Contributor with an end-of-year adjustment), then such taxes, charges, or assessments shall not be prorated between Contributor and Plymouth.

3.       Rents (other than security deposits) for the Property or portions thereof shall be prorated on a cash basis as of midnight of the day preceding the Closing Date, except that no proration shall be made for Rents not received by Contributor as of the Closing Date (hereinafter called the “Delinquent Rents”). Plymouth shall have no liability to Contributor for the Delinquent Rents except to the extent herein set forth and shall have no obligation to collect the Delinquent Rents. Contributor shall have the right to pursue Tenants from and after the Closing Date provided Contributor takes no action to terminate any Tenant’s Lease or right of possession. Amounts collected by Plymouth from Tenants owing Delinquent Rents shall be applied first to current amounts owed by such Tenant and accruing on or after the Closing Date, then to any Delinquent Rents owing for the period during which the Closing occurred (such amount to be prorated between Plymouth and Contributor as provided herein), and the remainder, if any, to Contributor as Delinquent Rents owing prior to the period during which the Closing occurred. Any such amounts applicable to Delinquent Rents that are payable to Contributor pursuant to the terms of this Section 0 and are received by Plymouth shall be promptly forwarded to Contributor. All security deposits received by Contributor from any Tenant shall be paid to Plymouth at the Closing.

4.       All other income from, and expenses of, the Property, including but not limited to public utility charges, interest, maintenance charges, and service charges (regardless of whether such charges have been billed as of the Closing Date), shall be prorated as of midnight of the day preceding the Closing Date, with the purpose that, in general, Contributor shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property prior to the Closing Date, and Plymouth shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing on the Closing Date and continuing thereafter. Any such proration, adjustment, or computation based upon an estimate may, upon demand of either Plymouth or Contributor, be subsequently readjusted upon receipt of the bill, statement, or other document containing the actual amount, in which event the party owing money to the other as a result of such readjustment shall pay the same upon demand.

5.       The parties acknowledge and agree that: (a) pursuant to the Lease with Kelly Box and Packaging Corporation (the “Kelly Lease”) and the Lease with MicroMetl Corporation (the “MicroMetl Lease”), Contributor, as landlord, is obligated to perform certain work in and to the respective premises for such Tenants (the “Outstanding Lease Work”); (b) Contributor has agreed to perform certain roof repairs and replacements to the Building (the “Roof Work”, and, together with the Outstanding Lease Work, collectively, the “Outstanding Work”); (c) Contributor has engaged Superior Construction to perform the Outstanding Work pursuant to certain construction contracts (the “Outstanding Work Contracts”), copies of which have been delivered to Plymouth; and (d) the Outstanding Work is not anticipated to be completed prior to Closing. At Closing, Contributor shall assign to Plymouth, and Plymouth shall assume from Contributor, all of Contributor’s right, title, interest and obligation in, to and under the Outstanding Work Contracts. Pursuant to the Outstanding Work Contracts, the total cost of the Outstanding Work is expected to be $809,566.00 (the “Outstanding Work Cost”). The Lender currently holds the amount of $370,000.00 (the “Construction Escrow Amount”) in a capital expenses construction escrow pursuant to the Loan Documents, which is to be held, applied and disbursed in accordance therewith. At Closing, Contributor shall provide Plymouth with a credit in an amount equal to the difference between the Outstanding Work Cost and the Construction Escrow Amount (the “Construction Credit”), which Construction Credit shall be applied against the Contribution Price pursuant to Section 2.2A(1) above. Pursuant to the Loan Documents, following a payoff of the Loan (including, without limitation, the payoff of the Loan contemplated pursuant to Section 2.2A(3)), Lender is required to return to Contributor the remaining balance of the Construction Escrow Amount. Contributor shall promptly deliver to Plymouth such funds as and when received by Lender, which shall be deemed the property of Plymouth. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Plymouth shall be solely responsible for the performance of the Outstanding Lease Work pursuant to the Kelly Lease and the MicroMetl Lease and the Roof Work and Contributor shall have no liability therefor.

E.       All of the provisions of this Section 0 shall survive the Closing for a period of one (1) year.

ARTICLE III
EARNEST MONEY; TITLE REVIEW; INSPECTION PERIOD

3.1       Earnest Money.

A.       Within two (2) Business Days after the Effective Date, Plymouth shall deposit with the Title Company the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (such amount, together with any interest thereon, the “Initial Earnest Money”) by wire transfer of immediately available federal funds, which shall be held in escrow by the Title Company and shall only be disbursed in accordance with the terms of this Agreement.

B.       Plymouth shall have the right to extend the Closing for an additional thirty (30) days by, no later than ten (10) days prior to Closing, providing written notice to Contributor and depositing an additional sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (such amount, together with any interest thereon, the “Additional Earnest Money”) with the Title Company to be held in escrow and disbursed in accordance with the terms of this Agreement. The Additional Earnest Money and the Initial Earnest Money are collectively referred to herein as the “Earnest Money.” In the event that Plymouth makes an election to extend the Closing in accordance with this Section 0, then the Earnest Money shall become non-refundable to Plymouth except as provided in Section 0, Section 0, and Section 0.

C.       The Title Company shall deposit the Earnest Money in one or more interest-bearing accounts with a bank or other financial institution acceptable to Plymouth. The Earnest Money shall be fully insured throughout the term of this Agreement by the Federal Deposit Insurance Corporation. Upon the Closing, the Earnest Money paid by Plymouth hereunder shall be refunded to Plymouth. In the event the transactions contemplated by this Agreement do not close, the Earnest Money shall be held and disbursed by the Title Company as provided in this Agreement.

3.2       Title and Survey.

A.       Within ten (10) days after the Effective Date, Contributor will cause to be delivered to Plymouth the Title Commitment. Contributor shall also cooperate with Plymouth to obtain, at Plymouth’s sole cost, an update of Contributor’s most recent ALTA/ACSM survey of the Premises.

B.       Plymouth will have a period of ten (10) days after Plymouth’s receipt of the last of the Title Commitment to deliver the Title Objections, if any, to Contributor.

C.       If Plymouth timely furnishes the Title Objections to Contributor within such ten-day period, then Contributor shall, within five (5) days of receipt of the Title Objections, either satisfy the Title Objections at Contributor’s sole cost and expense, or promptly notify Plymouth in writing of the Title Objections that Contributor cannot or will not satisfy at Contributor’s expense; provided, however, that if Contributor fails to provide such notice, Contributor shall be deemed to have elected not to cure any such Title Objections. If Contributor elects (or is deemed to elect) not to satisfy any of the Title Objections within such five-day period, then Plymouth shall have the option of either (1) waiving the unsatisfied Title Objections, in which event the unsatisfied Title Objections will become Permitted Exceptions, or (2) terminating this Agreement (which option shall be exercised by written notice furnished to Contributor within five (5) days after receipt by Plymouth of Contributor’s response to Plymouth’s Title Objections), in which event the Earnest Money shall be returned to Plymouth, and the parties shall have no further obligations hereunder except for those expressly surviving termination of this Agreement. Failure of Plymouth to timely furnish notice of such election shall be deemed to be an election by Plymouth of the option described in clause (2).

3.3       Inspection Period.

A.       Within five (5) days after the Effective Date, Contributor shall deliver to Plymouth copies of all documents that are in Contributor’s possession that are described on Schedule 3.3 attached hereto (collectively, the “Records”).

B.       Plymouth shall have until August 3, 2017 (the period from the Effective Date to such date, the “Initial Inspection Period”) in which to review the Records and to make all inspections, studies, evaluations, and investigations, including physical inspections (including any Phase I investigations), desired by Plymouth with respect to the Property, including Tenant interviews so long as a representative of Contributor is present, so long as Plymouth’s activities do not cause physical damage or business disruption to the Property and do not interfere with the rights of Tenants under the Leases. In that regard, Plymouth, personally or through its agents and representatives, shall be entitled to enter upon the Property during regular business hours; provided, however, that Plymouth shall give Contributor not less than two (2) Business Days’ notice prior to entering upon the Property and Contributor shall have the right to have a representative present during such access. Plymouth shall indemnify, defend, and hold Contributor harmless from any and all loss, cost, expense, damage, liability, action, or cause of action arising from (1) any physical property damage caused by Plymouth in the course of any inspection, study, or investigation by Plymouth, (2) any injury to Persons caused by Plymouth in the course of such inspection, study, or investigation by Plymouth, or (3) any mechanic’s or materialmen’s liens placed upon or against the Property as a result of such inspection, study, or investigation by Plymouth. Plymouth shall maintain usual and customary insurance (including workers’ compensation insurance) within respect to the activities it conducts on the Property, which shall include commercial general liability insurance with coverage of not less than $2,000,000 combined single limit identifying Contributor as an additional insured. Plymouth shall provide evidence of such insurance identifying Contributor as an additional insured prior to any entry upon the Property. In the event that, as a result of Plymouth’s due diligence inspection, any damage occurs to the Property, then Plymouth shall promptly repair such damage at Plymouth’s sole cost and expense. Plymouth’s indemnity, repair and insurance obligations under this Section 0. shall survive the Closing or earlier termination of this Agreement.

C.       If Plymouth determines that Phase II investigations are required in order to further evaluate the environmental condition of the Property, then Plymouth shall notify Contributor in writing prior to the expiration of the Initial Inspection Period of Plymouth’s desire to conduct Phase II investigations, which notice will provide a copy of a Phase I recommending such Phase II investigation and a scope of work. If Contributor consents, in its sole and absolute discretion, to allow Plymouth to pursue such Phase II investigations with respect to the Property, then Plymouth may elect to extend the Initial Inspection Period for an additional thirty (30) days (the “Initial Extension Period,” and the Initial Inspection Period as so extended by the Initial Extension Period, the “Inspection Period”). Plymouth shall not conduct any physically intrusive investigations of the Property without Contributors prior written consent, which may be withheld in Contributor’s sole discretion.

D.       If Plymouth, in its sole and absolute discretion, is dissatisfied with the condition of the Property or with the results of Plymouth’s inspections and investigations or otherwise desires to terminate this Agreement for any other reason or for no reason at all, then Plymouth shall have the absolute right and option to terminate this Agreement by giving written notice to Contributor prior to the expiration of the Inspection Period, in which event the Earnest Money shall be returned to Plymouth, and the parties shall have no further obligations hereunder except for those expressly surviving termination of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1       Contributor’s Representations and Warranties. Contributor hereby makes the following representations and warranties to Plymouth, each of which shall, unless otherwise noted below or in a separate written notice delivered by Contributor to Plymouth, be deemed to be made on the Effective Date, or such other date as is set out below with respect to specific representations and warranties:

A.       Contributor has good and indefeasible fee simple absolute title to the Property and will convey such title to Plymouth on the Closing Date free and clear of all options, rights, covenants, easements, liens, and other rights in favor of third parties except the Permitted Exceptions, the Leases, and the Operating Contracts. The Property is not subject to any outstanding agreements of sale or any options, or other rights of third parties to acquire any interest therein.

B.       To the Best of Contributor’s Knowledge, there are no Persons in possession of any part of the Property except the Tenants, and no one other than the Tenants has any right to occupy any part of the Property, except as set forth in the Permitted Exceptions.

C.       There is no action, suit, proceeding, or claim presently pending in any court or before any federal, state, county, or municipal department, commission, board, bureau, or agency or other governmental instrumentality or before any arbitration tribunal or panel, affecting (1) the Property, or any portion thereof, (2) Contributor’s title, use, operation, or ownership of the Property, or (3) Contributor’s ability to perform its obligations under this Agreement, nor, to the Best of Contributor’s Knowledge, is any such action, suit, proceeding, or claim threatened.

D.       There are no attachments, executions, assignments for the benefit of creditors, or voluntary or, to the Best of Contributor’s Knowledge, involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, contemplated by, pending or, to the Best of Contributor’s Knowledge, threatened against Contributor.

E.        No condemnation, eminent domain, or similar proceedings have been instituted or, to the Best of Contributor’s Knowledge, threatened against any portion of the Property.

F.       Contributor has not received notice of any pending or contemplated change in any regulation, code, ordinance, law, or private restriction applicable to the Property which would result in any material adverse change in the condition of the Property or any part thereof, or which would in any way limit or impede the use or operation of the Property.

G.       To the Best of Contributor’s Knowledge, Contributor has delivered to Plymouth all of the Operating Contracts and Leases in its possession.

H.       Except as disclosed in the Records or on Schedule 4.1, Contributor has received no written notice that the Property does not comply: (1) with all laws, regulations, ordinances, rules, orders, and other requirements of all governmental authorities having jurisdiction over the Property or affecting all or any part thereof or bearing on its use and operation, and (2) with all private covenants or restrictions or affecting all or any part of the Property or bearing on its use and operation.

I.       To the Best of Contributor’s Knowledge and except as disclosed in the Reports, Contributor has not received written notice that: (1) the Property is in violation of any Environmental Law or is subject to any pending or threatened litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law; (2) no underground storage tanks have been or are now located on the Property; and (3) no Hazardous Materials have been disposed of or are now located upon the Property in violation of applicable Environmental Law. Prior to the Closing, Contributor agrees to promptly notify Plymouth of any fact of which Contributor acquires actual (as opposed to deemed, imputed or constructive) knowledge that would cause this representation to become false and of any written notice that Contributor receives regarding the matters set forth in this Section 0.

J.       Except as disclosed in the Reports, none of the Leases and none of the Operating Contracts have been amended, modified, or supplemented in any way except as otherwise permitted in this Agreement. Except for the Leases, to the Best of Contributor’s Knowledge, there are no written or oral agreements of any kind that could constitute granting a possessory right to the Property. A full and complete copy of each Lease and all amendments thereto has been provided to Plymouth. To the Best of Contributor’s Knowledge, (i) the Leases are presently in full force and effect without any material default thereunder by the applicable Tenant; (ii) no Tenant has prepaid rent by more than 30 days in advance; (iii) any tenant improvements that Contributor, as landlord, is obligated to complete, prior to the date hereof and pursuant to any Existing Lease, has been completed and accepted by the applicable Tenant; and (iv) no Tenant has notified Contributor , as landlord, in writing, of any default by Contributor pursuant to an Existing Lease that remains uncured. There is no pending or, to the Best of Contributor’s Knowledge, threatened litigation by any Tenant against Contributor with regard to any Lease. Except as disclosed in the Records and to the Best of Contributor’s Knowledge, there do not exist any unpaid leasing commissions due or to become due with respect to the current term of any of the Leases.

K.       Contributor is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to transact business in the State of Indiana. This Agreement and all instruments, documents, and agreements to be executed by Contributor in connection herewith are, or when delivered shall be, duly and validly executed and delivered by Contributor to Plymouth and are, or when delivered shall be, legal, valid, and binding obligations of Contributor, enforceable against Contributor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

L.       Contributor has the capacity and authority to enter into and perform this Agreement, and no consent, approval, or other action by any other Person will be needed thereafter to authorize Contributor’s execution and performance of this Agreement. The execution and delivery of this Agreement by Contributor, the consummation by Contributor of the transactions contemplated hereby, and compliance by Contributor with any of the provisions hereof will not (1) conflict with or result in any breach of any provisions of the organizational documents of Contributor; (2) result in a violation or breach of, or constitute a material default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Contributor is a party or by which Contributor or the Property may be bound; or (3) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Contributor or the Property.

M.       Contributor is not a “foreign person,” “foreign trust,” or “foreign corporation” within the meaning of the Code.

N.       Neither Contributor nor any of its agents, when such agent is acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereunder, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that violates, evades, or avoids, or has the purpose of violating, evading, or avoiding, or is an attempt to violate, evade, or avoid, any of the prohibitions set forth in any Anti-Terrorism Law.

O.       Neither Contributor nor any of its agents, when such agent is acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereunder, is a Blocked Person.

P.       Neither Contributor nor any of its agents, when such agent is acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereunder, shall (1) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods, or services to or for the benefit of any Blocked Person; (2) engage in or conspire to engage in any transaction relating to any property or interests in property blocked pursuant to Executive Order No. 13224; or (3) engage in or conspire to engage in any transaction that violates, evades, or avoids, or has the purpose of violating, evading, or avoiding, or attempts or intends to violate, evade, or avoid, any of the prohibitions set forth in Executive Order No. 13224 or any Anti-Terrorism Law.

Q.       The parties acknowledge and agree that, following the issuance of the Partnership Units to Contributor, Contributor intends to distribute such Partnership Units to the Contributor Partners and Plymouth hereby consents to such distribution. In order to induce Plymouth to issue the Partnership Units to Contributor, Contributor and each of the Contributor Partners hereby acknowledges its understanding that the issuance of the Partnership Units is intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder. In furtherance thereof, Contributor and the Contributor Partners represent and warrant the following:

1.       Subject to Contributor’s and the Contributor Partners’ rights under the Partnership and the Tax Protection Agreement to convert the Partnership Units to Common Stock or cash, Contributor and the Contributor Partners will acquire the Partnership Units solely for their own respective account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof. Subject to Contributor’s and the Contributor Partners’ rights under the Partnership and the Tax Protection Agreement to convert the Partnership Units to Common Stock or cash, Contributor and each of the Contributor Partners agrees and acknowledges that it is not permitted to offer, transfer, sell, assign, pledge, hypothecate, or otherwise dispose of (“Transfer”) any of the Partnership Units except (i) with respect to Contributor’s distribution of the Partnership Units to the Contributor Partners and (ii) as provided in the Partnership Agreement.

2.       Each of Contributor and the Contributor Partners is knowledgeable, sophisticated, and experienced in business and financial matters; each of Contributor and the Contributor Partners fully understands the limitations on Transfer described in this Agreement and the Partnership Agreement; each of Contributor and the Contributor Partners is able to bear the economic risk of holding the Partnerships Units for an indefinite period and is able to afford the complete loss of its investment in the Partnership Units; each of Contributor and the Contributor Partners has received and reviewed the Partnership Agreement and copies of the documents filed by Plymouth REIT under the Securities Exchange Act of 1934, as amended, and all registration statements and related prospectuses and supplements filed by Plymouth REIT and declared effective under the Securities Act of 1933, as amended (and the rules and regulations in effect thereunder), and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, Plymouth REIT, Plymouth, and the business and prospects of Plymouth REIT and Plymouth that Contributor and the Contributor Partners deems necessary to evaluate the merits and risks related to an investment in the Partnership Units; and each of Contributor and the Contributor Partners understands and has taken cognizance of all risk factors related to an investment in the Partnership Units.

3.       Subject to Contributor’s and the Contributor Partners’ rights under the Partnership and the Tax Protection Agreement to convert the Partnership Units to Common Stock or cash, each of Contributor and the Contributor Partners acknowledges that it has been advised that (a) the Partnership Units may be held indefinitely, and Contributor and the Contributor Partners will continue to bear the economic risk of the investment in the Partnership Units, unless they are exchanged pursuant to the Partnership Agreement or are subsequently registered under the Securities Act of 1933, as amended (and the rules and regulations in effect thereunder), or an exemption from such registration is available, (b) it is not anticipated that there will be any public market for the Partnership Units at any time, (c) Rule 144 promulgated under the Securities Act of 1933, as amended, will not be available with respect to the sale of any securities of Plymouth (and that upon exchange of the Partnership Units for Common Stock, a new holding period under Rule 144 will commence), and Plymouth has made no covenant, and makes no covenant, to make Rule 144 available with respect to the sale of any securities of Plymouth or Plymouth REIT, and (d) a notation shall be made in the appropriate records of Plymouth indicating that the Partnership Units are subject to restrictions on Transfer.

4.       Each of Contributor and the Contributor Partners also acknowledges that the exchange of the Partnership Units for Common Stock is subject to certain restrictions contained in the Partnership Agreement.

5.       Each of Contributor and the Contributor Partners is an Accredited Investor (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended), and each of Contributor and the Contributor Partners has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment.

6.       Contributor and the Contributor Partners hereby acknowledge that any certificate or other instrument representing the Partnership Units shall bear the following legend:

“THIS CERTIFICATE IS NOT NEGOTIABLE. THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY AND TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLYMOUTH INDUSTRIAL OP, LP, AS AMENDED FROM TIME TO TIME.”

4.2       Plymouth’s Representations and Warranties. Plymouth hereby makes the following representations and warranties to Contributor, each of which shall, unless otherwise noted, be deemed to be made on the Effective Date, or such other date as is set out below with respect to specific representations and warranties, and on the Closing Date:

A.       There is no action, suit, proceeding, or claim presently pending in any court or before any federal, state, county, or municipal department, commission, board, bureau, or agency or other governmental instrumentality or before any arbitration tribunal or panel, affecting Plymouth’s ability to perform its obligations under this Agreement, nor, to the Best of Plymouth’s Knowledge, is any such action, suit, proceeding, or claim threatened.

B.       Plymouth is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, on the Closing Date, will be qualified to do business in the State of Indiana. This Agreement and all instruments, documents, and agreements to be executed by Plymouth in connection herewith will be duly and validly executed and delivered by Plymouth to Contributor and shall be, legal, valid, and binding obligations of Plymouth, enforceable against Plymouth in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

C.       Plymouth has the capacity and complete authority to enter into and perform this Agreement, and no consent, approval, or other action by any other party or entity will be needed thereafter to authorize Plymouth’s execution and performance of this Agreement. The execution and delivery of this Agreement by Plymouth, the consummation by Plymouth of the transactions contemplated hereby, and compliance by Plymouth with any of the provisions hereof will not (1) conflict with or result in any breach of any provisions of the organizational documents of Plymouth; (2) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Plymouth is a party or by which Plymouth is bound; or (3) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Plymouth.

D.       Plymouth is not a “foreign person,” “foreign trust,” or “foreign corporation” within the meaning of the Code.

E.       Neither Plymouth nor any of its agents, when such agent is acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereunder, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that violates, evades, or avoids, or has the purpose of violating, evading, or avoiding, or is an attempt to violate, evade, or avoid, any of the prohibitions set forth in any Anti-Terrorism Law.

F.       Neither Plymouth nor any of its agents, when such agent is acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereunder, is a Blocked Person.

G.       Neither Plymouth nor any of its agents, when such agent is acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereunder, shall (1) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods, or services to or for the benefit of any Blocked Person; (2) engage in or conspire to engage in any transaction relating to any property or interests in property blocked pursuant to Executive Order No. 13224; or (3) engage in or conspire to engage in any transaction that violates, evades, or avoids, or has the purpose of violating, evading, or avoiding, or attempts or intends to violate, evade, or avoid, any of the prohibitions set forth in Executive Order No. 13224 or any Anti-Terrorism Law.

4.3       Covenants of Contributor. Contributor covenants that during the period from the Effective Date through the Closing Date:

A.       Contributor will operate the Property in accordance with past practices and will not permit any material change in agreements with Tenants occupying the Property without, in each instance, the prior written consent of Plymouth, which consent shall not be unreasonably withheld, conditioned or delayed.

B.       Contributor will not, without the prior written consent of Plymouth, which consent shall not be unreasonably withheld, conditioned or delayed, (1) enter into any contract with respect to the Property that will not be fully performable by Contributor on or before the Closing Date unless the same are terminable without penalty on or prior to Closing or on thirty (30) days written notice, (2) amend, modify, or supplement any Operating Contract, or (3) enter into, amend, modify, supplement, or terminate any Lease. Any consent requested by Contributor pursuant to this Section 0. will be deemed granted if Plymouth does not respond by written notice to Contributor within five (5) days after Plymouth’s receipt of Contributor’s written request.

C.       Contributor will promptly advise Plymouth of any litigation or any arbitration proceeding or any administrative hearing (including condemnation) before any governmental agency which concerns or affects the Property in any material manner and which is instituted after the Effective Date to the extent known by Contributor to the Best of Contributor’s Knowledge.

D.       Contributor will not, without Plymouth’s consent and prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), permit any material modifications or additions to the Property unless required by the terms of any Lease.

E.       Contributor will maintain Contributor’s existing insurance coverage with respect to the Property.

F.       Except for liens and security interests granted to Lender and which will be released or transferred to Plymouth at the Closing, Contributor will not voluntarily encumber of the Property in any manner without Plymouth’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Contributor reserves the right to contest any lien, claim, or encumbrance filed against the Property and same shall not constitute a breach of the foregoing covenant as long as same are fully discharged or removed to bond prior to the Closing.

G.       Contributor will cause to be paid all trade accounts and costs and expenses of operation and maintenance of the Property incurred or attributable to the period prior to the Closing.

H.       Contributor will perform all material obligations of landlord or lessor under the Leases, including any condition for a Tenant’s occupancy of the Property.

I.       Contributor will terminate effective as of Closing (or obtain the full and complete release of both the Property and Plymouth and its successors and assigns from) all contracts relating to the Property that are not Operating Contracts.

J.       Contributor will promptly notify Plymouth in writing and furnish to Plymouth any notice actually received by Contributor regarding any material change in or to the Property or any portion thereof.

K.       Contributor shall use commercially reasonable efforts to obtain and deliver to Plymouth an estoppel certificate from each Tenant, which estoppel certificates shall be without material and adverse modification to the form of estoppel certificate previously delivered to Contributor by Plymouth or such other form as is required by the applicable Lease (each estoppel certificate satisfying such criteria, a “Conforming Estoppel”). If Contributor delivers to Plymouth, or Plymouth otherwise receives, an estoppel certificate from a Tenant under a Lease, but Plymouth fails to notify Contributor, in writing, within three (3) business days after Plymouth receives such estoppel certificate that such estoppel certificate does not constitute a Conforming Estoppel, Plymouth shall be deemed to have accepted such estoppel certificate as a Conforming Estoppel for all relevant purposes under this Agreement. It shall be a condition precedent to Plymouth’s obligation to proceed to Closing that it has received a Conforming Estoppel from each Tenant. Contributor shall, at Plymouth’s request, deliver to any Tenant a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”), provided that the receipt of an SNDA from any Tenant shall not be a condition precedent to Plymouth’s obligation to proceed to Closing.

4.4       Survival. All representations, and warranties of Contributor contained in this Agreement and those covenants that are expressly provided to survive Closing shall be deemed remade as of the Closing Date and shall survive the Closing for a period of nine (9) months, except for the warranties of title contained in the Deed and the authority of Contributor and the representations and warranties of Contributor contained in Section 0., which shall each survive forever. Neither this Agreement nor any provision contained herein shall be canceled or merged with any deed or other instrument on, as of, or at the Closing. Each and every warranty of Contributor shall be deemed to have been relied upon by Plymouth; provided, however, Plymouth shall be charged with knowledge of all information and facts discovered in connection with any investigation Plymouth may have made with respect thereto or any information developed by or made available to Plymouth prior to the Closing.

4.5       Further Assurances. After the Closing, Plymouth and Contributor shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered such instruments and take such other actions as may be reasonably necessary or advisable to carry out their respective obligations under this Agreement and under any document, certificate, or other instrument delivered pursuant hereto.

4.6       Conditions Precedent.

A.       Plymouth’s obligation to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction of each of the conditions set forth below. In the event that all of the following conditions precedent are not satisfied or waived in writing by Plymouth on or before a date five (5) days prior to the Closing Date, then Plymouth may, at its option by written notice to Contributor delivered on or before the Closing Date, either (1) extend the Closing Date (without any obligation to pay any additional Earnest Money) for a reasonable period of time to allow Contributor to satisfy any condition that is reasonably capable of being satisfied by Contributor for up to thirty (30) days, or (2) terminate this Agreement in which event the Earnest Money shall be returned to Plymouth and the parties shall have no further obligations hereunder except for those expressly surviving termination of this Agreement or (3) exercise any other remedy afforded Plymouth by this Agreement. The foregoing remedies shall be Plymouth’s sole remedies for the failure of any conditions precedent under Sections 4.6A(2), (4), (5) and (6) notwithstanding any provision of this Agreement to the contrary.

1.       No Governmental Requirement exists that would prevent the existence and/or operation of the Property as contemplated in this Agreement and the Leases.

2.       Each of the representations and warranties made by Contributor in this Agreement will be true and complete in all material respects on the Closing Date as if made on and as of such Closing Date.

3.       Contributor is not in default in connection with any of Contributor’s material agreements, covenants, or obligations under this Agreement.

4.       Contributor shall have delivered to Plymouth the Rent Roll.

5.       The Title Company will have irrevocably committed to issue the Title Policy.

6.       On the Closing Date, there will be no third-party injunction, writ, preliminary restraining order, or any order of any nature issued or threatened by a court of competent jurisdiction directing that the transaction contemplated by this Agreement not be consummated in accordance with the terms of this Agreement.

7.       That, at no time prior to the Closing, any of the following have been done by, against, or with respect to Contributor or the Property which have not been removed or abated on or before the Closing: (1) the commencement of a case under Title 11 of the United States Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of a trustee or receiver of the property of Contributor generally; or (3) an assignment for the benefit of creditors generally.

B.       Contributor’s obligation to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction of each of the conditions set forth below. In the event that all of the following conditions precedent are not satisfied or waived in writing by Contributor on or before the Closing Date, then Contributor may, at its option by written notice to Plymouth delivered on the Closing Date, either (1) extend the Closing Date for a reasonable period of time to allow Plymouth to satisfy any condition that is reasonably capable of being satisfied by Plymouth, or (2) terminate this Agreement in which event the Earnest Money shall be delivered to Contributor and the parties shall have no further obligations hereunder except for those expressly surviving termination of this Agreement.

1.       Each of the representations and warranties made by Plymouth in this Agreement will be true and complete in all material respects on the Closing Date as if made on and as of such Closing Date.

2.       Plymouth is not in default in connection with any of Plymouth’s material agreements, covenants, or obligations under this Agreement.

3.       Receipt and approval by Contributor of each and every document required to be delivered by Plymouth hereunder.

4.       That, at no time prior to the Closing, any of the following have been done by, against, or with respect to Plymouth which have not been removed or abated on or before the Closing: (1) the commencement of a case under Title 11 of the United States Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of a trustee or receiver of the property of Plymouth generally; or (3) an assignment for the benefit of creditors generally.

5.       Plymouth shall have executed and delivered such other documents, instruments, certifications, assurances, consents, and approvals as may reasonably be required to satisfy the obligations of Plymouth under this Agreement.

4.7       AS-IS.

A.       Plymouth’s Independent Investigation.

1.       Except to the extent of a breach by Contributor’s representations and warranties, covenants and undertakings that expressly survive Closing (the “Contributor Undertakings”), Plymouth will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Plymouth’s choosing, including, without limitation: (a) all matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes; and (b) the physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Property, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Substances.

2.       Except for any express Contributor Representations (as hereinafter defined), Contributor makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Contributor to Plymouth in connection with the transaction contemplated hereby. Without limiting the generality of the foregoing provisions, Plymouth acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Contributor to Plymouth shall be for general informational purposes only, (b) Plymouth shall not have any right to rely on any such report delivered by Contributor to Plymouth, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Plymouth with respect thereto, and (c) neither Contributor, any affiliate of Contributor nor the person or entity which prepared any such report delivered by Contributor to Plymouth shall have any liability to Plymouth for any inaccuracy in or omission from any such report.

3.       EXCEPT FOR THE CONTRIBUTOR UNDERTAKINGS, PLYMOUTH SPECIFICALLY ACKNOWLEDGES AND AGREES THAT CONTRIBUTOR IS SELLING AND PLYMOUTH IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT PLYMOUTH IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM CONTRIBUTOR OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF CONTRIBUTOR, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Property, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity or the compliance of the Property with Environmental Laws, (vii) the presence of Hazardous substances on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Property, (ix) the condition of title to the Property, (x) the value, economics of the operation or income potential of the Property, or (xi) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property.

4.       Without limiting the above and except to the extent of a breach of the Contributor Undertakings, Plymouth on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Contributor, Contributor’s affiliates, Contributor’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Substances on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.

4.8       Limitations. No claim for a breach of any representation and warranty of Contributor (a “Contributor Representation”), or the failure or default of a covenant or agreement of Contributor that survives Closing, shall be actionable or payable unless the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or actually known by, Plymouth prior to Closing. Notwithstanding anything to the contrary contained herein, if Plymouth is notified in any Records, or in writing by Contributor, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge, that any Contributor Representation made by Contributor is not true or correct as of the Effective Date, or that such Contributor Representation is not true or correct on or before the Closing, or is notified in any Records, or in writing by Contributor, or otherwise, that Contributor has failed to perform any covenant and agreement of Contributor herein contained and Plymouth shall nevertheless acquire the Property notwithstanding such fact, Plymouth shall not be entitled to commence any action after Closing to recover Damages from Contributor due to such Contributor Representation(s) failing to be true or correct (and Plymouth shall not be entitled to rely on such Contributor Representation), or such covenant(s) and agreement(s) having failed to be performed by Contributor. Notwithstanding anything contained herein to the contrary, if any Contributor Representation is untrue or inaccurate in any material respect and Plymouth becomes aware of such untruth or inaccuracy prior to Closing, Plymouth may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Contributor on or prior to Closing (or the last day of the Inspection Period to the extent Plymouth becomes aware of such untruth or inaccuracy on or prior to the last day of the Inspection Period), whereupon the Earnest Money shall be promptly returned to Plymouth and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Contributor Representation with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof.

ARTICLE V
REMEDIES AND INDEMNITIES

5.1       Plymouth’s Remedies. In the event that Contributor fails or refuses to consummate the transactions contemplated in this Agreement, or if Contributor fails or refuses to perform any of Contributor’s other material obligations hereunder either prior to or at the Closing and such failure or refusal results from any reason other than the termination of this Agreement by Contributor pursuant to a right, if any, to terminate expressly set forth in this Agreement or Plymouth’s failure to perform Plymouth’s obligations under this Agreement, then Plymouth may, as Plymouth’s sole and exclusive remedies, (A) bring suit against Contributor for specific performance of Contributor’s obligations under this Agreement within sixty (60) days after such failure or (B) terminate this Agreement by giving written notice thereof to Contributor, in which event the Title Company shall deliver the Earnest Money to Plymouth, and Contributor will pay to Plymouth on or before the expiration of thirty (30) days following such termination an amount equal to the aggregate costs and expenses reasonably incurred by Plymouth in negotiating this Agreement and in performing its investigations and inspections with respect to the Property up to an amount not to exceed $75,000, it being agreed between Contributor and Plymouth that such amount shall be liquidated damages for a default of Contributor hereunder, with both parties recognizing and agreeing that the damages Plymouth will sustain will be difficult, if not impossible, to ascertain, which obligation shall expressly survive the termination of this Agreement. If Contributor defaults in any obligation, representation, or warranty that expressly survives the Closing, then for a period of nine (9) months following Closing, Plymouth may seek Damages up to a maximum of Three Hundred Thousand and No/100 Dollars ($300,000.00) against Contributor for such default.

5.2       Contributor’s Remedies. In the event that Plymouth fails or refuses to consummate the transactions contemplated by this Agreement, or if Plymouth fails or refuses to perform any of Plymouth’s other obligations hereunder either prior to or at the Closing and such failure or refusal results from any reason other than the termination of this Agreement by Plymouth pursuant to a right, if any, to terminate expressly set forth in this Agreement or Contributor’s failure to perform Contributor’s obligations under this Agreement, then Contributor may, as Contributor’s sole and exclusive remedy, terminate this Agreement by giving written notice thereof to Plymouth, in which event the parties shall have no further obligations hereunder except for those expressly surviving termination of this Agreement. If Contributor terminates this Agreement in accordance with this Section 0, then the Title Company shall deliver the Earnest Money to Contributor, it being agreed between Plymouth and Contributor that such amount shall be liquidated damages for a default of Plymouth hereunder, with both parties recognizing and agreeing that the damages Contributor will sustain will be difficult, if not impossible, to ascertain.

5.3       Attorneys’ Fees. In the event either party to this Agreement commences legal action of any kind to enforce the terms and conditions of this Agreement or to seek Damages pursuant to this Agreement, then the prevailing party in such legal action will be entitled to collect from the other party all reasonable costs, expenses, and attorneys’ fees incurred in connection with such legal action.

5.4       Survival. Except to the extent a longer time period is expressly set forth elsewhere herein, any claim by one party against the other for breach of this Agreement, any indemnity will terminate and be of no further effect if suit is not filed in connection with such claim within one (1) year following the Closing Date.

ARTICLE VI
RISK OF LOSS, DESTRUCTION, AND CONDEMNATION

6.1       Risk of Loss. Risk of loss for damage to the Property, or any part thereof, by fire or other casualty from the Effective Date through the Closing will be on Contributor. Upon the Closing, full risk of loss with respect to the Property for damage occurring after the Closing will pass to Plymouth.

6.2       Damage. If, prior to the Closing, the Property, or any portion thereof, is damaged by fire, or any other casualty, Contributor will promptly give Plymouth written notice of such damage. If the cost of repairing such damage, in the reasonable judgment of Plymouth, is less than Two Hundred Thousand and No/100 Dollars ($200,000.00), Plymouth will have the option, exercised by written notice delivered to Contributor within fifteen (15) days of receipt by Plymouth of Contributor’s notice of damage, either (A) to require Contributor to convey the Property to Plymouth in its damaged condition and to assign to Plymouth all claims Contributor may have under the insurance policies covering the Property, in which event Contributor will pay to Plymouth the amount of any deductible under such insurance, but Contributor will have no further liability or obligation to repair or replace the Property, or (B) to require Contributor to repair and restore the Property to substantially the same condition it was in prior to such casualty, in which event the Closing Date shall be postponed for a reasonable period of time to allow Contributor to accomplish such repair and restoration. Failure of Plymouth to furnish this notice in a timely manner shall be deemed an election by Plymouth of the option described in clause (B). If the cost of repairing such damage, in the reasonable judgment of Plymouth, equals or exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00), then Plymouth will have the option, exercised by written notice delivered to Contributor within fifteen (15) days of receipt by Plymouth of Contributor’s notice of damage, either (X) to require Contributor to convey the Property to Plymouth in its damaged condition and to assign to Plymouth all claims Contributor may have under the insurance policies covering the Property, in which event Contributor will pay to Plymouth the amount of any deductible(s) under such insurance policies, but Contributor will have no further liability or obligation to repair or replace the Property, or (Y) to terminate this Agreement, in which event the Earnest Money shall be returned to Plymouth, and the parties shall have no further obligations hereunder except for those expressly surviving termination of this Agreement. Failure of Plymouth to furnish this notice in a timely manner shall be deemed an election by Plymouth of the option described in clause (Y).

6.3       Condemnation. If after the Effective Date and prior to the Closing, condemnation proceedings are commenced with respect to the Property or any portion thereof, then Plymouth will have the option, exercised by written notice delivered to Contributor within fifteen (15) days after Plymouth has been notified of the commencement of condemnation proceedings to either (A) terminate this Agreement, in which event the Earnest Money shall be returned to Plymouth, and the parties shall have no further obligations hereunder except for those expressly surviving termination of this Agreement, or (B) proceed to Closing and accept a credit in the amount of any award previously received by Contributor or an assignment of Contributor’s rights to such award.

ARTICLE VII
REAL ESTATE COMMISSIONS AND FEES

7.1       Brokerage Fees. Contributor represents and warrants to Plymouth that Contributor has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, other than Cawley Chicago, and that Contributor has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Cawley Chicago with respect to the transactions contemplated hereby. If the parties proceed to Closing, Contributor shall be responsible for payment of any fee or commission due and payable to Cawley Chicago pursuant to a separate agreement between Contributor and Cawley Chicago (the “Cawley Fee”). Plymouth hereby represents and warrants to Contributor that Plymouth has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Plymouth has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Section 0. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Section 0 will survive the Closing for a period of two (2) years.

ARTICLE VIII
NOTICES

8.1       Writing Required. All notices, demands, and requests which may be given or which are required to be given by either party to the other party under this Agreement must be (A) in writing, (B) sent by (1) personal delivery, (2) overnight courier or delivery service with proof of delivery, (3) United States mail, sent by certified mail, postage prepaid, return receipt requested, or (4) electronic mail (i.e., e-mail), and (C) addressed to the applicable parties at the addresses set forth next to their respective names in Section 0.

8.2       Effect. Any notice, demand, or request sent in accordance with Section 0 shall be effective (A) in the case of hand-delivery, when delivered; (B) in the case of overnight courier or delivery service, as of the date of first attempted delivery at the address and in the manner provided herein; (C) in the case of certified mail, three (3) Business Days after deposit in the custody of the United States Postal Service; and (D) in the case of electronic mail (i.e., e-mail), when actually received.

8.3       Addresses. The addresses for proper notice under this Agreement are as follows:

Plymouth:	Plymouth Industrial OP, LP
260 Franklin Street, Suite 1900
Boston, Massachusetts 02110
Attention: Anne A. Hayward
E-mail: anne.hayward@plymouthrei.com

With a copy to:	Dentons US LLP
2000 McKinney Avenue, Suite 1900
Dallas, Texas 75201
Attention: Donald A. Hammett, Jr.
E-mail: donald.hammett@dentons.com

Contributor:	First Highland Management and Development Corp.
Boston/Dedham Commerce Park
65 Sprague Street, West B
Boston, Massachusetts 02136
Attention: Peter F. Murphy
E-mail: pmurphy@firsthighland.com

With a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attention: Mark J. Beaubien
E-mail: mark.beaubien@bfkn.com

ARTICLE IX
ASSIGNMENT

9.1       Assignability. Except as expressly set forth herein, neither Contributor nor Plymouth may assign this Agreement without the prior written consent of the other. Notwithstanding the foregoing, Plymouth may assign this Agreement to an Affiliate of Plymouth.

ARTICLE X
MISCELLANEOUS

10.1       Consent or Approval. In this Agreement, except as otherwise expressly provided herein: (A) where the consent or approval of either party is required, each such provision shall be deemed to contain “which consent shall not be unreasonably withheld, conditioned, or delayed” as the standard for granting such consent or approval unless another standard is expressly provided, and (B) any objection made by any party shall be reasonable, in good faith, and for a legitimate business purpose.

10.2       Entire Agreement. This Agreement (including the recitals hereto, the exhibits hereto, and the documents and instruments referred to herein, which are hereby specifically incorporated herein and made a part hereof) constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.3       Captions. The headings and captions used in this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the provisions of this Agreement. All section references in this Agreement shall be deemed to refer to the sections of this Agreement unless the context requires otherwise.

10.4       Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument. Executed copies hereof may be delivered by e-mail (via PDF) or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

10.5       Governing Law. This Agreement will be construed under, governed by, and enforced in accordance with the laws of the State of Indiana.

10.6       Counsel. Contributor and Plymouth have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Contributor and Plymouth, and no rule of construction will be invoked respecting the authorship of this Agreement.

10.7       Severability. All terms and provisions of this Agreement are severable. In the event any term or provision of this Agreement is held to be invalid by any court of competent jurisdiction, this Agreement will be interpreted as if such invalid agreement or covenant were not contained herein.

10.8       Time of Essence. Time is of the essence in this Agreement; accordingly, strict compliance is required as to any date set out in this Agreement.

10.9       Time for Performance. Whenever under the terms of this Agreement the time for performance falls on a day which is not a Business Day, then such time for performance shall be extended to the next day that is a Business Day.

10.10       Waiver. Either party may, at any time and at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party. No such waiver shall reduce the rights or remedies of a party by reason of any other un-waived breach by the other party (but, if a condition is waived, the party waiving the same may not rescind this Agreement on the basis of the failure of such waived condition). If, for any reason, any item required to be delivered to a party by the other party hereunder shall not be delivered when required, then such other party shall nevertheless remain obligated to deliver the same to the first party, and nothing (including, but not limited to, the Closing) shall be deemed a waiver by the first party of any such requirement.

10.11       Liability. Notwithstanding anything set forth or implied herein to the contrary, Contributor agrees to look solely to Plymouth for the duties, obligations, responsibilities, and liabilities of Plymouth hereunder and under all of the documents executed pursuant hereto, and neither the constituent members of Plymouth nor any partners, members, managers, shareholders, officers, directors, beneficiaries, trustees, or employees of Plymouth or constituent members of Plymouth shall be liable or responsible for any duties, obligations, responsibilities, or liabilities of Plymouth under this Agreement. Notwithstanding anything set forth or implied herein to the contrary, Plymouth agrees to look solely to Contributor for the duties, obligations, responsibilities, and liabilities of Contributor hereunder and under all of the documents executed pursuant hereto, and neither the constituent members of Contributor nor any partners, members, managers, shareholders, officers, directors, beneficiaries, trustees, or employees of Contributor or constituent members of Contributor shall be liable or responsible for any duties, obligations, responsibilities, or liabilities of Contributor under this Agreement.

10.12       Information and Audit Cooperation. Contributor shall, at Plymouth’s expense, reasonably cooperate with Plymouth, Plymouth’s designated representative, and/or Plymouth’s independent auditor and provide each access to the books and records of the Property and all related information regarding the Property, including, without limitation, three (3) calendar years of audited books and records of the Property. Should three (3) calendar years of audited books and records not be available, then Contributor shall supply as many years of audited books and records that exist, but in no event shall Contributor provide less than one (1) year of audited books and records. If audited financial statements are not available, Contributor shall provide un-audited operating statements in lieu of audited ones and provide supporting documentation as requested in order for Plymouth to conduct its own audit. At the Closing, Contributor shall provide to Plymouth a representation letter regarding the books and records of the Property, in substantially the form of Error! Reference source not found. attached hereto (an “Audit Letter”), in connection with auditing the Property in accordance with generally accepted auditing standards. At Plymouth’s request, at any time within one (1) year after the Closing, Contributor shall provide Plymouth with such additional books, records, representation letters, and such other matters reasonably determined by Plymouth as necessary to satisfy its or its affiliated parties’ obligations as a real estate investment trust and/or the requirements (including, without limitations, any regulations) of the Securities and Exchange Commission to the extent in Contributor’s possession. Notwithstanding the foregoing, in the event that Plymouth requests that Contributor provide an Audit Letter, Plymouth agrees to indemnify, defend, and hold harmless Contributor and its Affiliates from and against all claims, losses, or liabilities arising out of any error or omission, but excluding any intentional misrepresentation, made by Contributor in such Audit Letter. The provisions of this Section 0 shall survive the Closing.

ARTICLE XI
CONFIDENTIALITY

11.1       Confidential Matters. Plymouth and Contributor agree to hold all information related to the transactions contemplated in this Agreement in strict confidence and not to disclose same to any Person other than directors, officers, employees, agents, and lenders of each, as well as to consultants or other third parties working with Contributor, Plymouth, or their respective lenders in connection with the transactions contemplated by this Agreement who need to know such information for the purpose of consummating or enforcing specific performance of the transactions contemplated by this Agreement. This prohibition will not be applicable to disclosure of information required by applicable law, rule, or regulation and will not survive the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, Contributor and Plymouth have executed this Agreement as of the Effective Date.

CONTRIBUTOR:
3035 NORTH SHADELAND ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership
By:	Shadeland III Corporation, a Massachusetts corporation, its general partner
By:	/s/ Jonathan Stott
Name:	Jonathan Stott
Title:	President
PLYMOUTH:
PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership
By:	/s/ Pendleton P. White, Jr.
Name:	Pendleton P. White, Jr.
Title:	President

[Signature Page to Contribution Agreement]

For the limited purpose of acknowledging their respective agreement to the terms of Section 4.1.Q. only:
CONTRIBUTOR PARTNERS:
FARLOW ROAD ASSOCIATES L.P.
By:	/s/ Arden O’Connor
Name:	Arden O’Connor
Title:	Manager
PARTRIDGE ROAD ASSOCIATES L.P.
By:	/s/ Jonathan Stott
Name:	Jonathan Stott
Title:	President

/s/ Meredith Murphy
Meredith Murphy

[Signature Page to Contribution Agreement]

EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES

Parcel II:

Part of the Southwest Quarter of the Southwest Quarter of Section 24, Township 16 North, Range 4 East, Marion County, Indiana, described as follows:

Beginning at the Northwest corner of said Quarter Quarter Section; thence South 89 degrees 26 minutes 54 seconds East 990.00 feet along the North line of said Quarter Quarter Section; thence South 0 degrees 00 minutes 22 seconds East 220.00 feet; thence North 89 degrees 26 minutes 54 seconds West 990.02 feet parallel to the North line of said Quarter Quarter Section to a point on the West line of said Section; thence North 0 degrees 00 minutes 00 seconds East 220.00 feet along the West line to the point of beginning.

Parcel III:

Beginning at the Northwest corner of Radford Court Addition, as per plat thereof, recorded in Plat Book 29, page 206, in the Office of the Recorder of Marion County, Indiana; thence Southerly 440 feet along the West line of said Addition; thence Westerly 13.1 feet parallel to the North line of the Southwest Quarter of Section 24, Township 16 North, Range 4 East, said County and State, to a point 990 feet East of the West line of said Section; thence Northerly 440 feet to a point on the North line of said Quarter-Quarter Section 990 feet East of the Northwest corner of said Quarter-Quarter Section; thence Easterly 13.5 feet along said North line to the Point of Beginning.

EXCEPT that part conveyed to Jenn-Air Company, a division of the Maytag Company, by Deed dated May 24, 1985 as Instrument No. 85-43021 in the Office of the Recorder of Marion County, Indiana, being 220 feet off the South side of Parcel III herein.

Parcel IV:

Part of the Southwest Quarter of the Southwest Quarter of Section 24, Township 16 North, Range 4 East of the Second Principal Meridian in Marion County, Indiana, described as follows:

Commencing at the Southwest corner of said Section, thence South 89 degrees 24 minutes 30 seconds East along the South line of said Quarter Quarter Section a distance of 1000.45 feet; to the Southeast corner of a tract of land described in Instrument Number 86-20818 in the Office of the Recorder of Marion County, Indiana; thence North 00 degrees 01 minute 31 seconds East along the East line of said tract being parallel with the East line of said Quarter Section a distance of 461.78 feet; thence North 89 degrees 13 minutes 39 seconds West a distance of 54.12 feet to the Point Of Beginning, being the interior Southeast corner of the Maytag building (the following 12 courses being along the interior walls of said building); (1) thence continuing North 89 degrees 13 minutes 39 seconds West a distance of 18.80 feet; (2) thence North 00 degrees 46 minutes 21 seconds East a distance of 22.93 feet; (3) thence North 89 degrees 26 minutes 11 seconds West a distance of 253.82 feet; (4) thence South 00 degrees 24 minutes 32 seconds West a distance of 166.89 feet; (5) thence North 89 degrees 35 minutes 28 seconds West a distance of 12.75 feet; (6) thence North 00 degrees 24 minutes 32 seconds East a distance of 11.96 feet; (7) thence North 89 degrees 21 minutes 13 seconds West a distance of 107.56 feet; (8) thence North 00 degrees 36 minutes 18 seconds East a distance of 533.96 feet; (9) thence South 89 degrees 23 minutes 02 seconds East a distance of 342.37 feet; (10) thence South 00 degrees 38 minutes 06 seconds West a distance of 0.68 feet; (11) thence South 89 degrees 21 minutes 54 seconds East a distance of 49.97 feet; (12) thence South 00 degrees 36 minutes 24 seconds West a distance of 410.11 feet to the Point Of Beginning. Containing 3.85 acres, more or less.

A-1